Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Reports Third Quarter 2013 Results

Englewood, CO – October 25, 2013 - Westmoreland Coal Company (NasdaqGM:WLB) today reported its third quarter results for 2013.

Highlights:

•	Q3 2013 revenues grew 9.6% to $176.8 million compared with $161.3 million in Q3 2012

•	Adjusted EBITDA for the twelve months ended September 30, 2013 increased 30.3% to $115.8 million compared with $88.8 million for the twelve months ended September 30, 2012

•	Q3 2013 Adjusted EBITDA was $30.1 million compared with $35.5 million for Q3 2012

•	Net loss applicable to common shareholders for the nine months ended September 30, 2013 decreased to $0.9 million compared with a loss of $4.6 million for the nine months ended September 30, 2012

•	2013 guidance refined for Adjusted EBITDA at $115-$119 million and capital spending at $25-$27 million

"During the third quarter, favorable weather and low hydro generation continued to generate high demand for power. Our customers ran their plants at high levels and Westmoreland's mines and plants operated very well, producing $30.1 million in Adjusted EBITDA for the quarter. We view this level of Adjusted EBITDA as very good considering impacts from the Colstrip Unit 4 outage on Rosebud sales," said Robert P. King, Westmoreland's Chief Executive Officer.

"Based upon our current projections we have narrowed the range of our previously announced Adjusted EBITDA guidance to $115-$119 million. We expect capital expenditures for the year to be $25-$27 million."

"In the area of safety, Westmoreland had a much better quarter resulting in our year-to-date reportable incident and lost time frequency rates coming in at levels below the national average for surface mines. We continue to work diligently at our mines to make sure we provide the safest work environment possible for our employees.”

Westmoreland News Release	Page 1 of 7	October 25, 2013

Safety

Safety performance through the first nine months of 2013 at Westmoreland mines was as follows:

	Reportable	Lost Time
Westmoreland	1.38	0.59
National Average	1.60	0.93
Percentage	86.3%	63.4%

Financial Results

Westmoreland's revenues in Q3 2013 increased to $176.8 million compared with $161.3 million in Q3 2012. Westmoreland's Q3 2013 Adjusted EBITDA decreased to $30.1 million from $35.5 million in Q3 2012. Net income to common shareholders decreased by $4.9 million, from $7.3 million ($0.52 per basic share and $0.50 per diluted share) in Q3 2012 to $2.4 million ($0.17 per basic share and $0.16 per diluted share) in Q3 2013.

Revenues increased primarily due to stronger power demand, favorable weather conditions, and fewer unplanned outages at ROVA. Adjusted EBITDA decreased mostly due to increased costs incurred at the Absaloka Mine in preparation for higher production levels, primarily in anticipation of resumed operations at Sherco Unit 3; coal mined at the Kemmerer Mine carried a higher royalty rate; and a contract adjustment related to employee benefit costs.

Coal Segment Operating Results

The following table summarizes Westmoreland's Q3 2013 and Q3 2012 coal segment performance:

	Three Months Ended September 30,
			Increase / (Decrease)
	2013	2012	$	%
	(In thousands, except per ton data)
Revenues	$151,881	$138,798	$13,083	9.4%
Operating income	10,231	18,025	(7,794)	(43.2)%
Adjusted EBITDA	28,420	34,584	(6,164)	(17.8)%
Tons sold - millions of equivalent tons	6.6	6.0	0.6	10.0%

Westmoreland's third quarter 2013 coal segment revenues and tons sold increased due to stronger power demand and favorable weather conditions. Operating income and Adjusted EBITDA decreased mostly due to increased costs incurred at the Absaloka Mine in preparation for higher production levels, primarily in anticipation of resumed operations at Sherco Unit 3; coal mined at the Kemmerer Mine carried a higher royalty rate; and a contract adjustment related to employee benefit costs.

Power Segment Operating Results

The following table summarizes Westmoreland's Q3 2013 and Q3 2012 power segment performance:

	Three Months Ended September 30,
			Increase / (Decrease)
	2013	2012	$	%
	(In thousands)
Revenues	$24,911	$22,534	$2,377	10.5%
Operating income	5,087	4,023	1,064	26.4%
Adjusted EBITDA	7,814	6,742	1,072	15.9%
Megawatts hours	454	417	37	8.9%

Westmoreland's power revenues, operating income and Adjusted EBITDA for the third quarter of 2013 increased due to fewer unplanned outages at the ROVA power plant.

Westmoreland News Release	Page 2 of 7	October 25, 2013

Nonoperating Results

Heritage and corporate expenses for Q3 2013 remained consistent with Q3 2012.

Interest expense for Q3 2013 decreased to $9.9 million from $11.1 million in Q3 2012 as a result of lower debt levels.

Cash Flow, Leverage, and Liquidity

Q3 2013 operating cash flows increased to $58.5 million, enabling a strong ending cash position of $45.5 million. Total debt repayment during Q3 2013 was $6.0 million.

During Q3 2013, Westmoreland's Net Leverage Ratio decreased to 2.46.

	September 30,	December 31,
Leverage Ratios	2013	2012
	(In millions)
Gross Debt	$343.5	$361.0
Less:
Cash & Cash Equivalents	45.5	31.6
Debt Service Reserves	13.1	13.1

Net Debt	$284.9	$316.3

Adjusted EBITDA (for the twelve months ended)	$115.8	$105.4

Gross Leverage	2.97	3.43
Net Leverage	2.46	3.00
Westmoreland had the following liquidity at September 30, 2013 and December 31, 2012:

	September 30,	December 31,
	2013	2012
	(In millions)
Cash and cash equivalents	$45.5	$31.6
WML revolving line of credit	23.1	23.1
Corporate revolving line of credit	20.0	20.0
Total	88.6	74.7

Both of the credit facilities had no borrowings with one outstanding letter of credit in the amount of $1.9 million on the WML line.

Conference Call

A conference call regarding Westmoreland Coal Company's third quarter 2013 results will be held on Friday, October 25, 2013, at 10:00 a.m. Eastern Time. Call-in numbers are:

Live Participant Dial In (Toll Free): 877-407-8033
Live Participant Dial In (International): 201-689-8033

Westmoreland News Release	Page 3 of 7	October 25, 2013

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company's coal operations include sub-bituminous coal mining in the Powder River Basin in Montana and Wyoming, and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements, including Westmoreland's projections for year-end performance. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #

Contact: Kevin Paprzycki (855) 922-6463

Westmoreland News Release	Page 4 of 7	October 25, 2013

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
Revenues	$176,792	$161,332	$500,739	$441,410
Cost, expenses and other:
Cost of sales	138,193	117,088	399,142	339,906
Depreciation, depletion and amortization	17,434	15,534	47,257	42,542
Selling and administrative	12,498	11,665	36,354	37,157
Heritage health benefit expenses	4,057	3,881	11,117	11,743
Loss (gain) on sales of assets	(13)	14	(321)	291
Other operating income	(3,913)	(2,301)	(19,055)	(10,503)
	168,256	145,881	474,494	421,136
Operating income (loss)	8,536	15,451	26,245	20,274
Other income (expense):
Interest expense	(9,909)	(11,096)	(30,145)	(32,011)
Loss on extinguishment of debt	—	—	(64)	—
Interest income	301	475	878	1,371
Other income	89	196	287	611
	(9,519)	(10,425)	(29,044)	(30,029)
Income (loss) before income taxes	(983)	5,026	(2,799)	(9,755)
Income tax expense (benefit)	30	(325)	85	(1,239)
Net income (loss)	(1,013)	5,351	(2,884)	(8,516)
Less net income (loss) attributable to noncontrolling interest	(3,774)	(2,271)	(2,976)	(4,914)
Net income (loss) attributable to the Parent company(1)	2,761	7,622	92	(3,602)
Less preferred stock dividend requirements	340	340	1,020	1,020
Net income (loss) applicable to common shareholders(1)	$2,421	$7,282	$(928)	$(4,622)

Net income (loss) per share applicable to common shareholders:(1)
Basic	$0.17	$0.52	$(0.06)	$(0.33)
Diluted	$0.16	$0.50	$(0.06)	$(0.33)
Weighted average number of common shares outstanding
Basic and diluted	14,592	14,104	14,457	13,986
Diluted	14,927	15,326	14,457	13,986
_____________________
(1) Line item description was corrected and immaterially differs from the release that was sent out on October 25, 2013.

Westmoreland News Release	Page 5 of 7	October 25, 2013

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Nine Months Ended September 30,
	2013	2012
	(In thousands)
Cash Flow
Net cash provided by operating activities	$58,469	$42,349
Net cash used in investing activities	(21,345)	(116,649)
Net cash provided by (used in) financing activities	(23,247)	97,202

	September 30, 2013	December 31, 2012
	(In thousands)
Balance Sheet Data
Total cash and cash equivalents	$45,487	$31,610
Total assets	939,839	936,115
Total debt	343,469	360,989
Working capital surplus (deficit)	4,074	(11,600)
Total deficit	(280,311)	(286,231)

Common shares outstanding	14,592	14,201

The tables below show how we calculated Adjusted EBITDA, including a breakdown by segment, and reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. Concerning the Year Ended December 31, 2012 column, please refer to our Annual Report on Form 10-K for the year ended December 31, 2012. The Twelve Months Ended September 30, 2013 column is calculated from the prior three columns.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)
Adjusted EBITDA by Segment
Coal	$28,420	$34,584	$87,993	$84,080
Power	7,814	6,742	17,096	13,168
Heritage	(4,326)	(4,149)	(12,031)	(12,687)
Corporate	(1,788)	(1,657)	(5,278)	(7,149)
Total	$30,120	$35,520	$87,780	$77,412

Westmoreland News Release	Page 6 of 7	October 25, 2013

	Three Months Ended September 30,		Nine Months Ended September 30, 2013		Year Ended December 31,	Twelve Months Ended September 30,
	2013	2012	2013	2012	2012	2013
	(In thousands)
Reconciliation of Adjusted EBITDA to net income (loss)
Net income (loss)	$(1,013)	$5,351	$(2,884)	$(8,516)	$(13,662)	$(8,030)

Income tax expense (benefit)	30	(325)	85	(1,239)	90	1,414
Other income	(89)	(196)	(287)	(611)	(723)	(399)
Interest income	(301)	(475)	(878)	(1,371)	(1,496)	(1,003)
Loss on extinguishment of debt	—	—	64	—	1,986	2,050
Interest expense	9,909	11,096	30,145	32,011	42,677	40,811
Depreciation, depletion and amortization	17,434	15,534	47,257	42,542	57,145	61,860
Accretion of ARO and receivable	3,169	3,041	9,507	9,037	12,189	12,659
Amortization of intangible assets and liabilities	172	165	498	492	658	664
EBITDA	29,311	34,191	83,507	72,345	98,864	110,026

Loss (gain) on sale of assets	(13)	14	(321)	291	528	(84)
Share-based compensation	822	1,315	4,594	4,776	6,040	5,858
Adjusted EBITDA	$30,120	$35,520	87,780	77,412	$105,432	$115,800

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and Westmoreland believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

•
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•
help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of our capital structure and asset base from our operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing Westmoreland’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

Westmoreland News Release	Page 7 of 7	October 25, 2013